News Release

For Immediate Release:	For More Information,
January 28, 2016	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $26.4 million, or $1.30 per diluted common share, for the year ended December 31, 2015, an increase of 9.5% compared to the $24.1 million, or $1.19 per diluted common share, for the year ended December 31, 2014.

For the three months ended December 31, 2015, the Company recorded net income available to common shareholders of $6.8 million, or $0.33 per diluted common share, a decrease of 1.7% compared to the $6.9 million, or $0.34 per diluted common share, recorded in the fourth quarter of 2014.

Highlights for the quarter and year include:

•	Legacy loan growth of $41.2 million for the fourth quarter of 2015, which represents 6.9% annualized growth. Legacy loan growth for the year was $147.7 million, an increase of 6.5%.

•	Deposit growth of $103.5 million for the fourth quarter of 2015, which represents 15.2% annualized growth. Deposit growth for the year amounted to $115.4 million, an increase of 4.3%.

•	On October 16, 2015, the Company redeemed the remaining $31.5 million of preferred stock associated with its participation in the Treasury’s Small Business Lending Fund. The Company had previously redeemed $32 million in June 2015.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2015 amounted to $30.1 million, a 2.8% decrease from the $30.9 million recorded in the fourth quarter of 2014. Net interest income for the year ended December 31, 2015 amounted to $119.7 million, a 9.0% decrease from the $131.6 million recorded in 2014.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the fourth quarter of 2015 was 4.05% compared to 4.25% for the fourth quarter of 2014. For the year ended December 31, 2015, the Company’s net interest margin was 4.13% compared to 4.58% in 2014. The lower margins in 2015 compared to 2014 were primarily due to lower amounts of discount accretion on loans purchased in failed-bank acquisitions. As shown in the accompanying tables, loan discount accretion amounted to $0.9 million in the fourth quarter of 2015, compared to $2.2 million in the fourth quarter of 2014. For the full year of 2015, loan discount accretion amounted to $4.8 million compared to $16.0 million for 2014. The lower amount of accretion is due to the continued winding down of the unaccreted discount amount that resulted from failed-bank acquisitions in 2009 and 2011.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin has remained stable, amounting to 3.94% for the fourth quarter of 2015 compared to 3.96% for the fourth quarter of 2014. Higher levels of loans and securities in 2015 substantially offset lower earning asset yields. See the Financial Summary for a table that presents the impact of loan discount accretion that affects net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

The Company’s cost of funds declined from 0.27% in the fourth quarter of 2014 to 0.24% in the fourth quarter of 2015, which had a positive impact on the Company’s net interest margin.

Provision for Loan Losses and Asset Quality

The Company recorded negative total provisions for loan losses (reduction of the allowance for loan losses) of $43,000 in the fourth quarter of 2015 compared to provisions for loan losses of $1.5 million in the fourth quarter of 2014. For the year ended December 31, 2015, the Company recorded a negative total provision for loan losses of $0.8 million compared to provision for loan losses of $10.2 million for 2014. As discussed below, the Company records provisions for loan losses related to both non-covered and covered loan portfolios – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $0.6 million in the fourth quarter of 2015 compared to $1.3 million in the fourth quarter of 2014. For the full year of 2015, the provision for loan losses on non-covered loans amounted to $2.0 million compared to $7.1 million for 2014. The lower provisions recorded in 2015 were primarily a result of continued favorable credit quality trends and generally improving economic trends.

The Company recorded a negative provision for loan losses on covered loans (reduction of allowance for loan losses) of $0.7 million in the fourth quarter of 2015 compared to a $0.2 million provision for loan losses in the fourth quarter of 2014. For the twelve months ended December 31, 2015, the Company recorded a negative provision for loan losses on covered loans of $2.8 million compared to a $3.1 million provision for loan losses in 2014. The negative provisions in 2015 primarily resulted from lower levels of covered nonperforming loans, declining levels of total covered loans, and net loan recoveries (recoveries, net of charge-offs) of $0.6 million and $2.3 million that were realized during the three and twelve months ended December 31, 2015, respectively.

Total non-covered nonperforming assets declined 19.0% during 2015, amounting to $77.2 million at December 31, 2015 (2.37% of total non-covered assets) compared to $95.3 million at December 31, 2014 (3.09% of total non-covered assets). The decline in non-covered nonperforming assets is primarily due to on-going resolution of nonperforming assets and improving credit quality.

Total covered nonperforming assets also declined in 2015, amounting to $12.1 million at December 31, 2015 compared to $18.7 million at December 31, 2014. Over the past twelve months, the Company has resolved a significant amount of covered loans and has experienced strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located.

Noninterest Income

Total noninterest income was $5.7 million and $4.5 million for the three months ended December 31, 2015 and December 31, 2014, respectively. For the year ended December 31, 2015, noninterest income amounted to $18.8 million compared to $14.4 million for the year ended December 31, 2014.

Core noninterest income amounted to $7.4 million for both of the three month periods ended December 31, 2015 and 2014. For the full year of 2015, core noninterest income amounted to $29.3 million, a 3.8% decrease from the $30.5 million recorded in 2014. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. Service charges on deposit accounts declined from $3.3 million in the fourth quarter of 2014 to $2.9 million in the fourth quarter of 2015. For the full year of 2015, service charges on deposit accounts amounted to $11.6 million, a $2.1 million decrease from the $13.7 million recorded in 2014.

Noncore components of noninterest income resulted in a net decrease to income of $1.7 million in the fourth quarter of 2015 compared to a net decrease to income of $2.9 million in the fourth quarter of 2014. For the year ended December 31, 2015 and 2014, the Company recorded net decreases to income of $10.6 million and $16.1 million, respectively, related to the noncore components of noninterest income. The largest variances in noncore noninterest income related to gains (losses) on covered foreclosed properties and indemnification asset income (expense) – see discussion below.

For both of the three month periods ended December 31, 2015 and 2014, the Company recorded gains on covered foreclosed properties of $0.6 million. For the full year of 2015, the Company recorded gains of $1.0 million compared to losses of $1.9 million in 2014. Losses on covered foreclosed properties have generally declined in recent quarters as a result of significantly lower levels of covered foreclosed properties held by the Company and stabilization in property values.

Indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC during the period related to covered assets. The three primary items that result in recording indemnification asset income (expense) are 1) income from loan discount accretion, which results in indemnification expense, 2) provisions for loan losses on covered loans, which result in indemnification income and 3) foreclosed property gains (losses) on covered assets, which result in indemnification expense (income). In the fourth quarter of 2015, the Company recorded $1.5 million in indemnification asset expense compared to $3.1 million in indemnification asset expense in the fourth quarter of 2014. For the year ended December 31, 2015, indemnification asset expense amounted to $8.6 million compared to $12.8 million in indemnification asset expense for 2014. The lower amounts of indemnification expense in 2015 are associated with the significantly lower amounts of loan discount accretion income recorded. Generally, when loan discount interest income is recorded, the Company records indemnification asset expense amounting to approximately 80% of the amount of loan discount accretion. See additional discussion related to this matter in the section below entitled “Note Regarding Components of Earnings.”

Noninterest Expenses

Noninterest expenses amounted to $25.5 million in the fourth quarter of 2015 compared to $23.0 million recorded in the fourth quarter of 2014. Noninterest expenses for the year ended December 31, 2015 amounted to $98.1 million compared to $97.3 million recorded in 2014.

Salaries expense rose in 2015 as a result of the hiring of additional staff to drive growth, as well as higher incentive compensation expense related to the Company’s performance. The line item “Other operating expenses” amounted to $7.9 million for the fourth quarter of 2015 compared $6.7 million in the fourth quarter of 2014. In the fourth quarter of 2014, the Company determined that approximately $1.0 million in collections expenses incurred in prior years associated with covered assets were eligible to be claimed for reimbursement with the FDIC, which resulted in a $1 million reduction in other operating expenses for that quarter.

Balance Sheet and Capital

Total assets at December 31, 2015 amounted to $3.4 billion, a 4.5% increase from a year earlier. Total loans at December 31, 2015 amounted to $2.5 billion, a 5.1% increase from a year earlier, and total deposits amounted to $2.8 billion at December 31, 2015, a 4.3% increase from a year earlier.

Non-covered loans amounted to $2.42 billion at December 31, 2015, an increase of $147.7 million, or 6.5% from December 31, 2014, as a result of ongoing internal initiatives to drive loan growth. Loans covered by FDIC loss share agreements declined 19.6% in 2015 and are expected to continue to decline as those loans continue to pay down.

The increase in total deposits at December 31, 2015 compared to December 31, 2014 was primarily due to increases in checking, money market and savings accounts, which increased in total by $236.5 million, or 12.6%, during 2015. Those increases were partially offset by decreases in time deposits, which declined a total of $121.1 million, or 14.7%, during 2015. Time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category has reduced the Company’s overall cost of funds.

On June 25, 2015, the Company redeemed $32 million (32,000 shares) of the outstanding Non-Cumulative Perpetual Preferred Stock, Series B (“SBLF Stock”) that had been issued to the United States Secretary of the Treasury in September 2011 related to the Company’s participation in the Small Business Lending Fund. On October 16, 2015, the remaining $31.5 million of SBLF Stock was redeemed, which ended the Company’s participation in the Small Business Lending Fund.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at December 31, 2015 of 14.44% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 8.13% at December 31, 2015, an increase of 23 basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “2015 was an excellent year for First Bancorp. Ongoing growth initiatives helped drive strong loan and deposit growth, while the core net interest margin remained steady and nonperforming assets continued to decline. We thank our customers for the opportunity to be of service.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On January 1, 2016, the Company completed the previously announced acquisition of Bankingport, Inc., an insurance agency based in Sanford, North Carolina. This acquisition provided the Company the opportunity to enhance its product offerings, as well as expand its insurance agency operations into Sanford, a significant banking market for the Company.

•	On December 15, 2015, the Company announced a quarterly cash dividend of $0.08 per share payable on January 25, 2016 to shareholders of record on December 31, 2015. This is the same dividend rate as the Company declared in the fourth quarter of 2014.

Note Regarding Components of Earnings

The Company’s results of operations are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 88 branches, with 75 branches operating in North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 7 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Charlotte, North Carolina and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2015	2014	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$29,615	31,160
Interest on investment securities	2,057	1,408
Other interest income	135	259
Total interest income	31,807	32,827	(3.1%)
Interest expense
Interest on deposits	1,264	1,602
Interest on borrowings	490	302
Total interest expense	1,754	1,904	(7.9%)
Net interest income	30,053	30,923	(2.8%)
Provision for loan losses – non-covered loans	636	1,285	(50.5%)
Provision (reversal) for loan losses – covered loans	(679)	191	n/m
Total provision (reversal) for loan losses	(43)	1,476	n/m
Net interest income after provision for loan losses	30,096	29,447	2.2%
Noninterest income
Service charges on deposit accounts	2,924	3,261
Other service charges, commissions, and fees	2,815	2,552
Fees from presold mortgages	512	522
Commissions from financial product sales	663	748
Bank-owned life insurance income	529	355
Foreclosed property gains (losses) – non-covered	(572)	(460)
Foreclosed property gains (losses) – covered	608	598
FDIC indemnification asset income (expense), net	(1,530)	(3,138)
Securities gains (losses)	—	—
Other gains (losses)	(224)	54
Total noninterest income	5,725	4,492	27.4%
Noninterest expenses
Salaries expense	12,204	11,284
Employee benefit expense	2,432	1,939
Occupancy and equipment expense	2,798	2,841
Intangibles amortization	181	195
Other operating expenses	7,888	6,730
Total noninterest expenses	25,503	22,989	10.9%
Income before income taxes	10,318	10,950	(5.8%)
Income taxes	3,521	3,855	(8.7%)
Net income	6,797	7,095	(4.2%)

Preferred stock dividends	(37)	(217)

Net income available to common shareholders	$6,760	6,878	(1.7%)

Earnings per common share – basic	$0.34	0.35	(2.9%)
Earnings per common share – diluted	0.33	0.34	(2.9%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$30,053	30,923
Tax-equivalent adjustment (1)	423	376
Net interest income, tax-equivalent	$30,476	31,299	(2.6%)
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2015	2014	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$117,872	133,641
Interest on investment securities	8,125	5,342
Other interest income	658	849
Total interest income	126,655	139,832	(9.4%)
Interest expense
Interest on deposits	5,319	7,072
Other, primarily borrowings	1,589	1,151
Total interest expense	6,908	8,223	(16.0%)
Net interest income	119,747	131,609	(9.0%)
Provision for loan losses – non-covered loans	2,008	7,087	(71.7%)
Provision (reversal) for loan losses – covered loans	(2,788)	3,108	n/m
Total provision (reversal) for loan losses	(780)	10,195	n/m
Net interest income after provision for loan losses	120,527	121,414	(0.7%)
Noninterest income
Service charges on deposit accounts	11,648	13,706
Other service charges, commissions, and fees	10,906	10,019
Fees from presold mortgages	2,532	2,726
Commissions from financial product sales	2,580	2,733
Bank-owned life insurance income	1,665	1,311
Foreclosed property gains (losses) – non-covered	(2,504)	(1,924)
Foreclosed property gains (losses) – covered	1,018	(1,919)
FDIC indemnification asset income (expense), net	(8,615)	(12,842)
Securities gains (losses)	(1)	786
Other gains (losses)	(465)	(228)
Total noninterest income	18,764	14,368	30.6%
Noninterest expenses
Salaries expense	47,660	46,071
Employee benefit expense	9,134	9,086
Occupancy and equipment expense	11,107	11,293
Intangibles amortization	722	777
Other operating expenses	29,508	30,024
Total noninterest expenses	98,131	97,251	0.9%
Income before income taxes	41,160	38,531	6.8%
Income taxes	14,126	13,535	4.4%
Net income	27,034	24,996	8.2%

Preferred stock dividends	(603)	(868)

Net income available to common shareholders	$26,431	24,128	9.5%

Earnings per common share – basic	$1.34	1.22	9.8%
Earnings per common share – diluted	1.30	1.19	9.2%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$119,747	131,609
Tax-equivalent adjustment (1)	1,634	1,502
Net interest income, tax-equivalent	$121,381	133,111	(8.8%)
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2015	2014	2015	2014
Return on average assets (1)	0.82%	0.85%	0.82%	0.75%
Return on average common equity (2)	7.96%	8.56%	8.04%	7.73%
Net interest margin – tax-equivalent (3)	4.05%	4.25%	4.13%	4.58%
Net charge-offs to average loans – non-covered	0.33%	0.78%	0.58%	0.65%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.32	0.32
Stated book value – common	16.96	16.08	16.96	16.08
Tangible book value – common	13.56	12.63	13.56	12.63
Common shares outstanding at end of period	19,747,509	19,709,881	19,747,509	19,709,881
Weighted average shares outstanding – basic	19,787,459	19,706,926	19,767,470	19,699,801
Weighted average shares outstanding – diluted	20,522,125	20,440,533	20,499,727	20,434,007

CAPITAL RATIOS
Tangible equity to tangible assets	8.35%	10.15%	8.35%	10.15%
Tangible common equity to tangible assets	8.13%	7.90%	8.13%	7.90%
Tier I leverage ratio	10.38%	11.61%	10.38%	11.61%
Tier I risk-based capital ratio	13.30%	16.35%	13.30%	16.35%
Total risk-based capital ratio	14.44%	17.60%	14.44%	17.60%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,282,853	$3,214,302	$3,230,302	$3,219,915
Loans	2,504,022	2,411,117	2,434,602	2,434,331
Earning assets	2,982,356	2,920,295	2,936,624	2,907,098
Deposits	2,732,231	2,691,076	2,687,381	2,723,758
Interest-bearing liabilities	2,258,911	2,235,758	2,218,246	2,294,330
Shareholders’ equity	348,777	389,709	376,287	383,055

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Net interest income – tax-equivalent (1)	$30,476	30,805	30,007	30,093	31,299
Taxable equivalent adjustment (1)	423	419	402	390	376
Net interest income	30,053	30,386	29,605	29,703	30,923
Provision for loan losses – non-covered	636	267	1,001	104	1,285
Provision (reversal) for loan losses – covered	(679)	(1,681)	(160)	(268)	191
Noninterest income	5,725	3,506	5,004	4,529	4,492
Noninterest expense	25,503	24,614	24,300	23,714	22,989
Income before income taxes	10,318	10,692	9,468	10,682	10,950
Income tax expense	3,521	3,687	3,224	3,694	3,855
Net income	6,797	7,005	6,244	6,988	7,095
Preferred stock dividends	(37)	(137)	(212)	(217)	(217)
Net income available to common shareholders	6,760	6,868	6,032	6,771	6,878

Earnings per common share – basic	0.34	0.35	0.30	0.34	0.35
Earnings per common share – diluted	0.33	0.34	0.30	0.33	0.34

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At Dec. 31, 2015	At Sept. 30, 2015	At Dec. 31, 2014	One Year Change
Assets
Cash and due from banks	$53,285	52,788	81,068	(34.3%)
Interest bearing deposits with banks	213,983	166,001	172,016	24.4%
Total cash and cash equivalents	267,268	218,789	253,084	5.6%

Investment securities	320,224	338,813	336,705	(4.9%)
Presold mortgages	4,323	3,150	6,019	(28.2%)

Loans – non-covered	2,416,285	2,375,094	2,268,580	6.5%
Loans – covered by FDIC loss share agreements	102,641	106,609	127,594	(19.6%)
Total loans	2,518,926	2,481,703	2,396,174	5.1%
Allowance for loan losses – non-covered	(26,784)	(28,155)	(38,345)	(30.1%)
Allowance for loan losses – covered	(1,799)	(1,900)	(2,281)	(21.1%)
Total allowance for loan losses	(28,583)	(30,055)	(40,626)	(29.6%)
Net loans	2,490,343	2,451,648	2,355,548	5.7%

Premises and equipment	74,559	74,839	75,113	(0.7%)
FDIC indemnification asset	8,439	7,649	22,569	(62.6%)
Intangible assets	67,171	67,351	67,893	(1.1%)
Foreclosed real estate – non-covered	9,188	9,304	9,771	(6.0%)
Foreclosed real estate – covered	806	1,569	2,350	(65.7%)
Bank-owned life insurance	72,086	56,557	55,421	30.1%
Other assets	47,658	43,172	33,910	40.5%
Total assets	$3,362,065	3,272,841	3,218,383	4.5%

Liabilities
Deposits:
Non-interest bearing checking accounts	$659,038	635,287	560,230	17.6%
Interest bearing checking accounts	626,878	609,908	583,903	7.4%
Money market accounts	636,692	581,644	548,255	16.1%
Savings accounts	186,616	187,607	180,317	3.5%
Brokered deposits	76,412	46,692	88,375	(13.5%)
Internet time deposits	—	—	747	(100.0%)
Other time deposits > $100,000	329,819	338,214	384,127	(14.1%)
Other time deposits	295,830	308,401	349,952	(15.5%)
Total deposits	2,811,285	2,707,753	2,695,906	4.3%

Borrowings	186,394	176,394	116,394	60.1%
Other liabilities	22,196	17,520	18,384	20.7%
Total liabilities	3,019,875	2,901,667	2,830,684	6.7%

Shareholders’ equity
Preferred stock	7,287	38,787	70,787	(89.7%)
Common stock	133,393	133,211	132,532	0.6%
Retained earnings	205,060	199,886	184,958	10.9%
Accumulated other comprehensive income (loss)	(3,550)	(710)	(578)	n/m
Total shareholders’ equity	342,190	371,174	387,699	(11.7%)
Total liabilities and shareholders’ equity	$3,362,065	3,272,841	3,218,383	4.5%

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Yield on loans	4.69%	4.83%	4.86%	4.99%	5.13%
Yield on securities – tax-equivalent (1)	2.99%	2.75%	2.80%	2.67%	2.95%
Yield on other earning assets	0.36%	0.43%	0.50%	0.43%	0.38%
Yield on all interest earning assets	4.29%	4.38%	4.38%	4.44%	4.51%

Rate on interest bearing deposits	0.24%	0.24%	0.26%	0.28%	0.30%
Rate on other interest bearing liabilities	1.05%	1.09%	1.04%	1.03%	1.03%
Rate on all interest bearing liabilities	0.31%	0.31%	0.30%	0.32%	0.34%
Total cost of funds	0.24%	0.24%	0.24%	0.26%	0.27%

Net interest margin – tax-equivalent (2)	4.05%	4.14%	4.15%	4.19%	4.25%
Average prime rate	3.29%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Interest income – increased by accretion of loan discount (1)	$854	1,205	1,135	1,557	2,173
Impact on net interest income	$854	1,205	1,135	1,557	2,173

(1)	Corresponding indemnification asset expense is recorded for approximately 80% of this amount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014

Non-covered nonperforming assets
Nonaccrual loans	$39,994	42,347	44,123	47,416	50,066
Troubled debt restructurings - accruing	28,011	29,250	32,059	33,997	35,493
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	68,005	71,597	76,182	81,413	85,559
Foreclosed real estate	9,188	9,304	9,954	8,978	9,771
Total non-covered nonperforming assets	$77,193	80,901	86,136	90,391	95,330

Covered nonperforming assets (1)
Nonaccrual loans	$7,816	5,373	7,378	8,596	10,508
Troubled debt restructurings - accruing	3,478	3,825	3,910	3,874	5,823
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	11,294	9,198	11,288	12,470	16,331
Foreclosed real estate	806	1,569	1,945	2,055	2,350
Total covered nonperforming assets	$12,100	10,767	13,233	14,525	18,681

Total nonperforming assets	$89,293	91,668	99,369	104,916	114,011
Asset Quality Ratios – All Assets
Net quarterly charge-offs to average loans - annualized	0.23%	0.10%	0.80%	0.76%	0.82%
Nonperforming loans to total loans	3.15%	3.26%	3.63%	3.92%	4.25%
Nonperforming assets to total assets	2.66%	2.80%	3.09%	3.26%	3.54%
Allowance for loan losses to total loans	1.13%	1.21%	1.33%	1.50%	1.70%

Asset Quality Ratios – Based on Non-covered Assets only
Net quarterly charge-offs to average non-covered loans - annualized	0.33%	0.38%	0.81%	0.84%	0.78%
Non-covered nonperforming loans to non-covered loans	2.81%	3.01%	3.31%	3.58%	3.77%
Non-covered nonperforming assets to total non-covered assets	2.37%	2.56%	2.78%	2.92%	3.09%
Allowance for loan losses (non-covered) to non-covered loans	1.11%	1.19%	1.31%	1.48%	1.69%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014

Net interest income, as reported	$30,053	30,386	29,605	29,703	30,923
Tax-equivalent adjustment	423	419	402	390	376
Net interest income, tax-equivalent (A)	$30,476	30,805	30,007	30,093	31,299

Average earning assets (B)	$2,982,356	2,951,638	2,901,770	2,910,732	2,920,295
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.05%	4.14%	4.15%	4.19%	4.25%

Net interest income, tax-equivalent	$30,476	30,805	30,007	30,093	31,299
Loan discount accretion	854	1,205	1,135	1,557	2,173
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$29,622	29,600	28,872	28,536	29,126

Average earnings assets (B)	$2,982,356	2,951,638	2,901,770	2,910,732	2,920,295
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.94%	3.98%	3.99%	3.98%	3.96%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At December 31, 2015, the Company had a remaining loan discount balance of $15.3 million compared to $20.8 million at December 31, 2014. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.